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Important Shareholder Information and Where You Can Find It

Kohl’s intends to file a proxy statement and BLUE proxy card with the SEC in connection with the solicitation of proxies for Kohl’s 2021 Annual Meeting of shareholders (the “Proxy Statement” and such meeting the “2021 Annual Meeting”). Kohl’s, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of Kohl’s directors and executive officers and their respective interests in Kohl’s by security holdings or otherwise is set forth in Kohl’s proxy statement for the 2020 Annual Meeting of shareholders, filed with the SEC on March 26, 2020 (the “2020 Proxy Statement”). To the extent holdings of such participants in Kohl’s securities have changed since the amounts described in the 2020 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC or will be filed within the time period specified by Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Additional information is available in Kohl’s Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended January 30, 2021 filed with the SEC on June 5, 2020, September 3, 2020 and December 3, 2020, respectively. Details concerning the nominees of Kohl’s Board of Directors for election at the 2021 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF KOHL’S ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING KOHL’S DEFINITIVE PROXY STATEMENT, ANY SUPPLEMENTS THERETO AND THE ACCOMPANYING BLUE PROXY CARD BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by Kohl’s free of charge from the SEC’s website, www.sec.gov. Copies will also be available at no charge on the Kohl’s website at investors.kohls.com.

Corrected Transcript

02 – Mar-2021

Kohl’s Corp (KSS)

Q4 2020 Earnings Call

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

CORPORATE PARTICIPANTS

Mark Rupe

Vice President, Investor Relations, Kohl's Corp.

Michelle D. Gass

Chief Executive Officer & Director, Kohl's Corp.

Jill Timm

Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.

OTHER PARTICIPANTS

Robert Drbul

Analyst, Guggenheim Securities LLC

Lorraine Hutchinson

Analyst, Bank of America Merrill Lynch

Mark R. Altschwager

Analyst, Robert W. Baird & Co., Inc.

Paul Trussell

Analyst, Deutsche Bank

Tracy Kogan

Analyst, Citigroup Global Markets, Inc.

Stephanie Wissink

Analyst, Jefferies LLC

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by, and welcome to Q4 2020 Kohl's Corporation Conference Call. At this time, all participants are in a listen-only mode. After the speakers' remarks, there'll be a question-and-answer session. [Operator Instructions]

I would now like to hand the conference over to your speaker today, Mark Rupe, Vice President, Investor Relations. Please go ahead.

Mark Rupe Vice President, Investor Relations, Kohl's Corp.

Thank you. Certain statements made on this call, including projected financial results and the company's future initiatives, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as believes, expects, may, will, should, anticipates, plans or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those projected in such forward-looking statements.

Such risks and uncertainties include, but are not limited to, those that are described in Item 1A in Kohl's most recent Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the quarter ended May 2, 2020 and as may be supplemented from time to time in Kohl's other filings with the SEC, all of which are expressly incorporated herein by reference.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

Forward-looking statements relate to the date initially made and Kohl's undertakes no obligation to update them.

In addition, during this call, we will make reference to non-GAAP financial measures, including adjusted net income, adjusted earnings per share, and free cash flow. Information necessary to reconcile these non-GAAP financial measures can be found in the investor presentation filed as an exhibit to our Form 8-K filed with the SEC and is available on the company's Investor Relations website.

Please note that this call will be recorded. However, replays of this call will not be updated, so if you are listening to a replay of this call, it is possible that the information discussed is no longer current, and Kohl's undertakes no obligation to update such information.

With me today are Michelle Gass, our Chief Executive Officer; and Jill Timm, our Chief Financial Officer.

I will now turn the call over to Michelle.

Michelle D. Gass Chief Executive Officer & Director, Kohl's Corp.

Thank you, Mark. Good morning, and welcome to Kohl's fourth quarter earnings conference call. I hope that you and your loved ones remain healthy and safe.

2020 turned out to be very different than what we imagined when we spoke to you this time a year ago. The pandemic has had an impact on each of us personally and professionally, though I'm optimistic that brighter days are ahead.

As you saw in today's release, our organization has continued to navigate through the pandemic successfully. Our business is gaining momentum, and our strong cash-generating model has proven resilient. We ended the year with $2.3 billion in cash, up more than $1.5 billion from last year.

Looking ahead, I'm extremely confident in our outlook. We are executing with a clear strategic plan to continue building on the momentum in our business with an intense focus on improving our profitability. We have delivered strong initial progress against our strategy in the past two quarters, and we are positioned to deliver a multiyear improvement in sales and operating margin.

Based on our progress and outlook, we are pleased to share that we will be resuming our capital allocation strategy in 2021. This includes increasing our capital expenditures, reinstating the dividend, resuming share repurchases, and employing liability management strategies.

For today's call, I'm going to provide a high-level overview of our fourth quarter performance, discuss the progress we are making against our strategic framework, and highlight the key initiatives we have in place for 2021 and beyond. Jill will then provide details on our operating margin goal and capital allocation strategy, followed by a review of our Q4 results and 2021 outlook.

Let me start by touching on our fourth quarter performance. Our results exceeded our expectations across all key metrics in what was a highly unique holiday period. Sales improved sequentially for the third consecutive quarter and strengthened as we moved through the period.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

Digital sales growth was strong, up 22%, and accounted for 42% of net sales versus 31% last year. Our stores played a critical role in supporting this heightened digital demand by fulfilling nearly 45% of digital sales, up significantly from 35% last year.

Our Home business led the way once again, delivering positive sales growth, and we were pleased with the solid outperformance in Active and Beauty, and have seen continued improvement in our Women's business. Each of these are key areas of our growth strategy which I'll discuss in more detail in a moment.

We are also making great progress in our efforts to expand our operating margin. Our fourth quarter gross margin performance and expense discipline highlight the traction we have already made as we look to make further progress against our strategic goals. Importantly, these are not one-time benefits but rather fundamental changes we are making in our operations that will drive sustainable improvements to our business.

Let me now transition to our strategic framework, discuss our progress, and highlight the key initiatives we have in place for 2021 and beyond.

As we shared on our Q3 call, our vision is to be the most trusted retailer of choice for the active and casual lifestyle. The trend towards casualization and living actively has been underway for some time, but has accelerated with the pandemic. Kohl's is uniquely positioned to differentiate itself and address the active lifestyle needs of today's families given our breadth of relevant categories, our accessible and aspirational brand portfolio, our seamless omni-channel experience and healthy store base, and our leading loyalty program.

Over the past year, we have shared with you updates on our early work in transforming our product portfolio, our store experience, and our digital capabilities. We have made a lot of progress, with much of this transformational work beginning to come to life in 2021. Kohl's will emerge as a fresher and more relevant concept, while preserving what works for us today.

Our customers are going to see greater emphasis on categories and products that are more compelling to them. They will encounter a completely new and elevated experience in Beauty through our recent Sephora partnership. We will also deliver on our promise to offer both accessibility and aspiration through a tightly curated brand portfolio of our most successful private brands including Sonoma, SO, LC Lauren Conrad, and Jumping Beans. These are complemented with both strong existing and new national brands that our customers have been asking for such as Calvin Klein, Eddie Bauer, Cole Haan, and more that we will discuss in the future.

Through our merchandising and inventory strategies, we will continuously seek new discoveries for our customers with a focus on removing underproductive products, and ensuring we maintain clarity by having the right choice levels and depth in assortment.

Our stores and our digital experience will be aligned to our vision with our most productive categories like Active and Beauty prominently positioned, and we will continue to deliver innovative omni experiences like BOPUS and BOSS, curbside pick-up, and Amazon Returns. Through these collective efforts, we will firmly position Kohl's as the leading destination for the active and casual lifestyle.

I want to highlight the strong progress we are making in 4 key areas: our Sephora partnership and launch plans, Active expansion, Women's progress, and our omni-channel efforts.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

Starting with Sephora, I am confident about the long-term opportunity we have to build a formidable beauty business with Sephora, the world's largest specialty beauty retailer. With Sephora as our exclusive partner, Kohl's will become a leading beauty destination.

The highly complementary partnership unites two innovative, customer-centric companies, leveraging each other's strengths to capitalize on the significant growth opportunity in the US beauty market by making aspirational beauty far more accessible to millions of new and existing customers across the country.

The transformational collaboration combines Sephora's unique and immersive prestige beauty experience with Kohl's expansive reach of more than 65 million customers and strong omni-channel platform across our stores and accelerating digital business. Importantly, there is minimal store and customer overlap, which allows for significant acquisition of new, younger customers.

As it relates to timing, a big moment for us will be on August 1 when the Sephora at Kohl's beauty experience launches on kohls.com. We will also begin the Sephora at Kohl's store rollout in August, with plans to open 200 this year. The 2,500 square foot shop will be prominently positioned at the front of the store and we will display both Kohl's and Sephora branding on exterior entrances to maximize awareness.

We selected the stores based on a number of factors including market opportunity, customer insights, and existing Sephora store proximity. We continue to plan for at least 850 stores by 2023, with 400 targeted to open in 2022.

We will be introducing over 100 prestige beauty brands, which include such names as Fenty, Benefit, Tatcha, The Ordinary, Rare Beauty by Selena Gomez, HUDA Beauty, Fresh, and Charlotte Tilbury. We are excited that a good number of these are exclusive to Sephora and will be featured at Sephora at Kohl's.

The Sephora partnership is a game changer for us. Not only will it drive significant beauty sales growth at an accretive margin, it will also have a halo effect across the entire store and drive sales in other categories, including positively impacting our Women's business.

The economic structure is favorable and structured to drive joint success where we will equally share in the operating profit. Overall, the partnership with Sephora is a perfect illustration of the bold moves we are making to differentiate our business, accelerate our growth, and capture market share.

Let me now update you on our Active expansion. We continue to strengthen Kohl's positioning as a leading active destination for the family with the goal of increasing Active penetration to 30% of our business from 20% currently. We have several initiatives in place to accelerate sales, including space expansion, new brands, and extending assortment in Athleisure and Outdoor.

As Active is one of our most productive categories, we will be increasing space by at least 20% in 2021 following a successful test in 160 stores during the past two years that drove incremental sales. We will be adding elevated product from our three key national brands, including Nike Shine in Women's, Under Armour ColdGear, as well as increasing our offering in girls and special sizes, both plus and big and tall, and in golf.

We are also expanding our assortment in Athleisure and Outdoor, two areas where we are currently underserved. In Athleisure, we are introducing FLX this month, our new athleisure private brand, filling an important white space in our men's and women's assortments.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

In addition, we are happy to announce that we are introducing Calvin Klein underwear, intimates, and loungewear in more than 600 stores and online this fall. Calvin Klein is one of the world's most recognizable brands and is another example of how we are elevating our brand portfolio to increase our relevancy with our customers.

Further, we will expand our offering of the Champion brand, which continues to be in strong demand, growing more than 95% in the fourth quarter.

Outdoor also represents a large, incremental growth opportunity within Active for Kohl's. We already offer great brands for the family like Columbia and Lands' End, and later this year we will introduce Eddie Bauer to our customers in approximately 500 stores and online.

We are confident that our moves in the Active category in 2021 will further differentiate and strengthen Kohl's positioning and drive increased customer engagement.

I want to now provide a quick update on our Women's progress. As we've previously shared, we undertook several bold moves in 2020 to reposition our Women's business for growth. We put in place a new organizational structure and new leadership, significantly reinvented the brand portfolio, and improved our merchandising and clarity.

While we continue to refresh our Women's business, we are pleased with the underlying progress. Women's quarter-over-quarter improvement outpaced the company and delivered strong results in Active and Intimates. In addition, we saw positive sales growth in our Sonoma and SO brands and solid results in LC Lauren Conrad and Nine West, all of which are important go-forward brands.

Looking ahead, we will complete all of our 2021 moves in Women's in time to benefit the fall season. We have significantly reduced choice counts, are building depth and are improving the overall shopping experience for our customers. This includes continued investments in merchandising such as expanding the learnings from the Outfit Bar to all stores and doing a lot more product storytelling.

Let me now just take a moment to elaborate on our private brand portfolio overall across all of our lines of business. A year ago, we shared with you our strategy to significantly edit our private brand portfolio to improve clarity and drive greater differentiation. Our private brands continue to play an important role in the experience and value we offer our customers. We have great examples of this, with Tek Gear in Active, Jumping Beans in Kids, Big One in Home, Simply Vera in Women's, and Sonoma across all of our major categories.

We have taken significant steps in repositioning our continuing private brands to ensure we are delivering the quality and value the customer wants while capturing the appropriate margin through the sourcing strategies Jill will talk about in a moment. We are seeing this important strategy gain traction, and in Q4, continuing private brands outperformed the company.

Now let me pivot to our omni-channel efforts. The retail industry has undergone profound change during the past decade as consumer shopping preferences evolved. We actively responded and invested significantly over the past several years in building a powerful omni-channel platform. And the strength of our omni platform is increasingly being recognized by the industry and is a key differentiator as we build new partnerships.

Brands like Sephora, Calvin Klein, and many others that we have attracted see the value of Kohl's strong platform, 65 million customers, 1,160 conveniently located off-mall stores, a fast-growing $6 billion digital business, and best-in-class omni capabilities like curbside pickup and innovative services like Amazon Returns.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

As it relates to Amazon Returns, as expected, it continues to be a key contributor to driving traffic and introducing new customers to Kohl's. We especially saw this with the acceleration of post-holiday traffic in January. In 2020, we can attribute at least 2 million new, unique customers shopping at Kohl's as a result of the Amazon Returns program, a third of which are millennials. And while the details of the partnership are confidential, we continue to see that this is accretive to both sales and profit.

As it relates to stores, in 2021 we will step up our investment and refresh stores in tandem with the Sephora build outs. In the next two years we will refresh approximately 675 stores. This program, along with all of the other initiatives, will drive notable improvements in store productivity by creating a more inviting experience tailored to deliver ease and convenience while also providing inspiration and discovery to shoppers.

Before I hand it off to Jill, let me summarize my comments today. We are making significant progress to be the leading destination for the active and casual lifestyle. As you heard today, we are completely transforming the customer experience through the products and categories we offer as well as the environments we deliver them in.

Our business is building momentum, and we have a clear strategic plan to accelerate the top line with an intense focus on improving profitability. Our entire team is laser-focused on executing against this strategy.

I want to thank all of our associates around the country for your ongoing commitment to Kohl's and to our customers. I appreciate your resilience, agility, and hard work during such an unusual year. Through our collective efforts, we exit 2020 in a strong and stable position and we look forward to an even brighter future.

With that, I'll now turn the call over to Jill who will provide details on our financial results and outlook.

Jill Timm Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.

Thank you, Michelle, and good morning, everyone. This morning I'm going to provide more details on our path to a 7% to 8% operating margin, discuss resuming our capital allocation strategy in 2021, and then close with commentary on our fourth quarter results and 2021 outlook.

Let me start with our operating margin goal. We are confident in our ability to expand our operating margin to 7% to 8% by 2023 and have detailed plans and initiatives underway that support this. From a baseline adjusted operating margin of 6.1% in 2019, we are targeting 90 to 190 basis points improvement driven by both gross margin expansion and SG&A expense rate improvement.

As it relates to gross margin, we are targeting a rate improvement of 20 to 40 basis points to approximately 36% by 2023 from 35.7% in 2019. This assumes digital sales penetration of 40% in 2023, up significantly from 24% in 2019. The increased digital penetration will present a headwind to margin. However, our efforts to expand gross margin are expected to more than offset this.

Four key areas driving margin improvement are inventory management, sourcing cost reduction, price and promotional optimization, and supply chain transformation.

The first is inventory management. We are committed to disciplined inventory management and have established an inventory turn goal of 4 times or higher. There are several initiatives underway that will drive margin and turn,

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

including our brand portfolio transformation where we have reduced choice counts and pivoted towards more productive categories like Active and Beauty.

In addition, we'll drive better inventory allocation by leveraging technology to achieve higher regular sell-through and reduced clearance levels. And we are already making progress, as evidenced by our Q3 and Q4 underlying margin performance and inventory turnover that was at 5 and 10-year highs, respectively.

In addition to these, we are resuming our in-store de-densification strategy in 2021. As you may remember, a few years ago we executed a standard-to-small initiative in 500 of our stores, removing fixtures, widening the aisles, and reducing inventory. This initiative was a key contributor to our gross margin improvement in 2017 and 2018.

As part of our overall in-store experience efforts, we will de-densify the balance of the chain which we believe will enhance the overall customer experience and inventory efficiency while improving margin.

The second area of focus is reducing our sourcing costs. We are committed to lowering our private brand costs by $125 million to $175 million by 2022. As part of this, we will enable centralized sourcing, insource direct factory negotiations, and reduce our reliance on third-party agents.

The third area is optimizing our pricing and promotion strategies. We discussed on our Q3 call the early success we had in optimizing our price and promotional strategies, and we built on this success in Q4.

We continue to reduce the number of general promotional offers and stackable offers, while increasing usage of price-led events to offer more value every day. We are also leaning into more targeted and personalized offers to drive efficiency.

And lastly, we have a supply chain transformation underway where we are focused on optimal inventory deployment, minimizing fulfillment costs, enhancing our sourcing engine and demand shaping. Through our efforts, we will leverage real-time demand insights and improve supply chain visibility to allocate goods closer to demand, drive increased store fulfillment, further reduce split shipments, increase markdown avoidance, and create better connections between digital customer demand and local supply to fulfill orders more profitably.

Now let me turn to how we are going to improve SG&A expense efficiency. Embedded within our 7% to 8% operating margin goal is reducing our SG&A expense rate to approximately 27% to 28% of sales by 2023. This represents a 70 to 150 basis point decrease from 28.6% in 2019.

We are focused on four key expense areas: stores, marketing, technology, and corporate, and we expect our initiatives in these areas to more than offset ongoing wage inflation assumed at a rate experienced in recent years.

As it relates to stores, we are focused on transforming our store labor. We see significant opportunities to embed and leverage technology to drive self-service transactions and improve overall associate productivity. We plan to scale self-service capabilities in our stores, including checkout, returns, and order pickup with a goal of reaching more than 25% of total in-store transactions.

We'll also continue to operate with localized hours, which will improve our cost efficiency.

In terms of marketing, we are committed to lowering our marketing-to-sales rate to 4% or below by 2023, which compares to 5.1% in 2019. We have learned a lot during the pandemic with shifting more of our spend towards

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

digital and improving the response rate from existing channels like direct mail, as well as leveraging technology and our in-house capabilities.

These efforts resulted in a 19% decrease in marketing spend during the second-half of 2020 and improved our marketing-to-sales rate by more than 40 basis points.

We also expect to drive expense efficiency in technology. We leveraged our technology spend in both Q3 and Q4 and expect further improvement in 2021 as we have shifted to a more balanced internal versus external staffing model, simplified our infrastructure, and reduced support services.

And lastly, we will continue to seek out efficiencies across corporate and all other areas, leveraging our core discipline of operational excellence. Our previous corporate restructuring actions in 2020 will deliver expense savings of more than $100 million on an annualized basis.

To summarize, we are confident that our detailed plans and initiatives will allow us to achieve our objective of a 7% to 8% operating margin by 2023. And as I will discuss in a moment, we will continue to make solid progress in 2021 on our path to achieving it.

I will now discuss our capital allocation strategy, which we are resuming in 2021. In response to the pandemic, we made many difficult decisions to ensure we were executing our two key priorities of protecting the health and safety of our associates and customers and preserving our financial position.

We reduced capital expenditures by more than 60%, suspended our dividend and share repurchase program, and increased our access to new capital through a new upsized revolver, a sale-leaseback transaction for two of our distribution centers, and issued new debt while maintaining our investment-grade rating. These actions strengthened our financial position as we progressed through 2020. We generated $1.3 billion in operating cash flow, more than $900 million in free cash flow, and ended the year with $2.3 billion in cash.

Given our strong liquidity position and significant cash flow generation, we are pleased to resume our capital allocation strategy in 2021. This includes increasing capital expenditures, reinstating the dividend, resuming share repurchases, and employing liability management strategies to improve our leverage ratio including debt repurchases.

From an investment perspective, we are planning capital expenditures of $550 million to $600 million, which will be largely driven by the launch of our Sephora partnership in 200 stores and online, the opening of our sixth e-commerce fulfillment center and our store refresh activity. These investments will support our plans and initiatives to drive accelerated top line performance.

As it relates to the dividend, we are pleased that our board of directors approved reinstating a quarterly cash dividend of $0.25 per share payable on March 31, 2021 to shareholders.

The dividend has been an important element of our capital return program to shareholders over the past decade. With a commitment to sustaining and growing the dividend in the future, the board will evaluate a number of factors, including the economic environment, our outlook for future earnings, as well as our pay-out ratio and yield in the context of the broader market.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

We will also resume share repurchases in 2021 and are currently planning $200 million to $300 million. Similar to the dividend, share repurchases have been a key element of our capital return program. Since 2007, we have bought back over half of our outstanding shares.

And lastly, we plan to improve our leverage profile through employing liability management strategies. Our focus remains on managing the business to sustain our investment-grade rating and our efforts to improve our leverage profile will support this. In 2021, we intend to optimize our debt structure while also reducing the total amount outstanding.

Now, let me touch on fourth quarter results. We made good progress in Q4 with sales and earnings improving significantly relative to the third quarter.

Net sales declined 10%, with sales strengthening as we moved through the period with January benefiting from our Amazon Returns program. Digital sales increased 22% for the quarter and accounted for 42% of total sales, up from 31%

last year.

From a line of business perspective, as Michelle indicated, we saw strong results in areas like Home, Active, and Beauty.

Our Home business remained positive during the fourth quarter. We saw continued interest in the kitchen, for items like cookware, food preparation and kitchen electrics as well as in living spaces, where demand was strong for bedding, bath, and floor care.

Our Active offering outperformed in the quarter with notable strength in our Children's business. And Beauty also performed well driven by bath and body, fragrance and skincare.

Turning to gross margin. Q4 gross margin was down 73 basis points to last year, which showed further underlying margin improvement and was better than we expected. In fact, excluding holiday-related freight surcharges of approximately 60 basis points, our gross margin was down only 15 basis points despite the significant increase in digital penetration during the period. Our disciplined inventory management efforts and further progress on pricing and promotion optimization strategies drove an increase in merchandise margin year-on-year. This was a major offset to the cost of shipping headwinds.

Now let me discuss SG&A. In Q4, SG&A expenses decreased 8% to $1.6 billion, driven primarily by lower store payroll, marketing, technology, and credit expenses. Of note, SG&A would've been down almost 10% excluding expenses related to COVID-19.

Last, let me touch on some additional financial items. Depreciation was $14 million lower than last year due to reduced capital spend in 2020. Interest expense increased $20 million versus last year due to higher debt outstanding during the quarter. Our tax rate in Q4 benefited from losses eligible for carryback under the CARES Act and tax planning strategies.

On a GAAP basis, for the quarter, our net income was $343 million, and earnings per share was $2.20. Excluding non-recurring items, for the quarter, adjusted net income was $346 million, and adjusted earnings per share was $2.22. Earnings per share includes $1.15 of incremental tax benefit driven by tax planning strategies.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

Turning to the balance sheet. We ended the quarter with more than $2.3 billion of cash and cash equivalents, a $1.5 billion increase from last year. Our strong cash flow generation during the quarter and full year positions us well to resume our capital allocation strategy as I have highlighted. We continued to manage inventory tightly in the fourth quarter, resulting in a decrease of 27% to last year, and marked a 10-year high in inventory turnover. We feel good about the composition of our inventory entering 2021.

Turning to cash flow. We generated positive operating cash flow of $1.3 billion in 2020, including $428 million in the fourth quarter driven by our actions to reduce both inventory and expenses.

Capital expenditures were $334 million in 2020. This is significantly below last year as we reduced spending across technology, omnichannel and our store strategies due to COVID-19. We feel good about the progress we made against our strategy in the fourth quarter and the further strengthening of our financial position. We enter 2021 well positioned to make major strides against our stated operating margin goal of 7% to 8%.

Turning to our guidance outlook for 2021. There still remains a lot of uncertainty regarding the ongoing impact of the COVID-19 pandemic. And although, we are confident in the strategies we just outlined, we remain cautious and are planning for the current macroeconomic environment to continue in the short-term, with some improvement as the year progresses.

For the full year, we currently expect: net sales to increase in the mid-teens percentage range, operating margin to be in the range of 4.5% to 5%, and EPS to be in the range of $2.45 to $2.95, excluding any non-recurring charges. This guidance assumes interest expense of $310 million and a tax rate of approximately 25%.

I would also like to call out one additional item embedded within this guidance. We expect credit revenue to underperform net sales for the year, and specifically in the first quarter. Given the sales decline in 2020, our accounts receivable balances are lower entering the year and will take some time to build back up as sales increase. This coupled with last year's strong outperformance in the first quarter, is expected to result in a decline in credit revenue in the first quarter, followed by growth in the remaining quarters of the year.

In summary, 2020 was an extraordinary year. We have successfully navigated through the pandemic with an intense focus on managing cash flow, while continuing to invest for the future. Our business is gaining momentum and our competitive positioning has strengthened.

Kohl's has an extremely bright future and we look forward to further executing against our strategic framework to drive additional shareholder value in the coming year.

We are happy to take your questions at this time.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question is from Bob Drbul with Guggenheim Securities. Your line is open.

Robert Drbul Analyst, Guggenheim Securities LLC	Q

Hi. Good morning.

Michelle D. Gass Chief Executive Officer & Director, Kohl's Corp.	A

Good morning, Bob.

Robert Drbul Analyst, Guggenheim Securities LLC	Q

Good morning. A couple of quick questions. I think the first one is, Michelle, on the Women's business and sort of your plans to rejuvenate and get that business going again, can you talk a little bit about like what do you think are the biggest initiatives to do that over the next either this year or sort of into the next few?

And, Jill, on the – I don't know if this is Michelle or Jill, but the optimizing price and promotion strategies, simplifying pricing initiative, can you talk about how Kohl's Cash sort of will be affected and what you're trying to do in terms of the process there? That would be helpful. Thanks.

Michelle D. Gass Chief Executive Officer & Director, Kohl's Corp.	A

Great. Thanks, Bob. Michelle here, I'll talk with the first one which is your question on Women's. So as we commented in our remarks, we're beginning to see the Women's business rebound, and we're pleased with that.

We've put in place a bolder strategy in Women's than – it's the boldest strategy we've ever had. It started with the restructure that we put in place a year ago, and then I would first say the brand and product portfolio. I mean, we made a significant transformation and reinvention of that starting with now the elimination of 10 down-trending brands and then refreshing and differentiating and leaning into the private brands that really matter for us, like Sonoma and SO which were positive for Women's in the fourth quarter.

So we're seeing that. And then of course leaning in and investing in brands like LC Lauren Conrad and Simply Vera that have done really well for us. Nine West also was strong for the fourth quarter. That will be a bigger brand for us and really evolving that to be in the spirit of our new vision around the casual lifestyle and taking that even more casual. So I really do think it's about having a much tighter focused brand portfolio. Like I said, sort of in service to the vision we put out around the active and casual lifestyle, so on the casual more fashion side it's the brands that I just mentioned.

Around Active and Athleisure, the three national brands continue to be strong for us on the Women's side, and we have great things coming in the coming year working very closely with our partners, NIKE, Under Armour, and adidas. We're launching a broad assortment in Champion in Women's. That has been accelerating. And then, of course, some of the recent brand announcements starting with our own brand that we've spent a lot of time

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

developing called FLX, which speaks to that Athleisure lifestyle. You can wear it in active situations or wear it in more casual situations.

Also, it's worth noting that we have a significant opportunity in denim. We've been a leader in denim. We're going to amplify that further especially with our national brands like Levi's and then from a more value standpoint brands like Sonoma. So big, bold transformation in brands and categories, and that's coupled with significant choice-count reduction so that it's much simpler, easier, more inviting to shop for a customer. And it is a new day in Women's for sure. We've never been this bold in addressing that opportunity.

And then investing in the shopping experience, so investing in things like mannequins to do a better job in outfitting. We're taking our learnings from the Outfit Bar and we are taking that across the majority of our stores as well to mix and match brands.

And then the last thing I would mention is Sephora and introducing Sephora both online and then starting with 200 doors this fall, rolling out over the next three years to 850 doors, and that will attract a female customer, a new customer, a younger customer, and what our expectation is we're going to have a halo effect on the Sephora launch that will transcend across other categories and especially the Women's business.

And I'll hand it over to Jill on your second question.

Jill Timm Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.	A

Yeah, good morning, Bob. On pricing and promotion, really that is more about our offers. I would say Kohl's Cash for us is a key value differentiator. We see it as actually part of our loyalty program ecosystem. It gives you that second trip and hopefully can move you into our rewards program and obviously up into the credit card program.

So there's really going to be no changing in how the underlying Kohl's Cash cadence is working because we believe it gives us that differentiation from a value perspective, but more across the general public offers that we were giving to everyone, category offers that we didn't see as productive. So as we're able to move those out and move into much more productive targeted offers, that's really what's working for us, and you saw that in Q3 and then that continued into Q4 really being a driver behind that merchandise margin that we referenced being up in the quarter.

So that's what you'll see continuing and from learnings that we've had. We've been testing this for a while and we really were able to accelerate moving out of these offers during COVID, and you'll see that continuing into 2021 and being a key contributor to our margin expansion.

Robert Drbul Analyst, Guggenheim Securities LLC	Q

Great. Thank you very much. Good luck.

Jill Timm Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.	A

Thanks.

Operator: Your next question is from Lorraine Hutchinson with Bank of America Merrill Lynch. Your line is open.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

Lorraine Hutchinson Analyst, Bank of America Merrill Lynch	Q

Thanks. Good morning. What kind of sales recovery is baked into your long-term targets? Are you expecting to get back to 2019 sales levels in 2022 and grow from there, or how should we sort of contextualize the sales piece to get to that 7% to 8% margin?

Jill Timm Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.	A

Sure. So I would say, first, the 7% to 8% is not dependent on us getting back to 2019 sales levels. The levers we're talking about really will work for us as we continue to drive efficiency in SG&A and, obviously, optimizing our margin through the sourcing, pricing promotion, supply chain and, obviously, just inventory management overall.

We do expect obviously a mid-teens that suggest to get about half back and then we'll continue to see that improve in the out years, but I would say, it's hard to tell what that recovery looks like. We tried to say that in our comments. We're being cautious as we look out and see what does the consumer recovery look like, but we do expect we can hit the 7% to 8% outside of hitting the 2019 levels.

Now, with that said, we do think we have a lot of great initiatives to accelerate that top-line growth. Starting with Michelle just mentioned Women's, continuing with Active as we expand that space and add new brands and assortments into that area, and then obviously really stepping into Beauty with Sephora starting in the back-half of this year being three of those key drivers. But I would say, 7% to 8% is how we're going to hit that because those are really going to be initiatives underlying what we spoke to you on the call that should drive that.

Lorraine Hutchinson Analyst, Bank of America Merrill Lynch	Q

Thank you.

Operator: Your next question is from Mark Altschwager with Baird. Your line is open.

Mark R. Altschwager Analyst, Robert W. Baird & Co., Inc.	Q

Hi. Good morning. Thanks for taking my question. So also on the top line, I know you said – I very much appreciate your willingness to issue an annual outlook given all the ongoing uncertainty. I was hoping to just get a better sense of I guess what's underpinning that outlook from a macro perspective?

And on the negative side, obviously the ongoing uncertainty related to COVID. On the positive side, potentially there's more stimulus on the way. Just curious how those factors have been incorporated in the mid-teens growth plan?

And then from a Kohl's-specific standpoint, any details you can share on how you're thinking about the potential revenue benefits this year from competitor closures as well as quantifying any expectations for what the Sephora rollout will mean in the back-half of the year?

Michelle D. Gass Chief Executive Officer & Director, Kohl's Corp.	A

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

So, Mark, Michelle here. Good morning, and I'll take this. So first off, I would say everything you just talked about is baked into our guidance and the mid-teens that we spoke about in our remarks.

If we think about front-half, back-half, I'd say from the front-half standpoint, it continues to be the drivers that we've seen through the pandemic and that have accelerated, so categories like Home. We have a strength in Home. We're seeing that actually strengthen across multiple categories. It's our Active business, and we talked about how we are going to continue to amplify it, in fact, this year expanding the space by over 20% on our roadmap to get to that being at least a third of our business.

And I think it's important when we say Active, that's all-encompassing, so it's Active, it's Athleisure, and it's Outdoor. And as you know, we're introducing some brands. I mentioned FLX earlier. We've got Eddie Bauer coming. We just launched Lands' End, and we are eliminating brands that are less productive. So I think on Active, we see this as really instrumental to driving overall top line given the productivity of those categories especially in our stores.

So front-half it's Active, it's Home. We mentioned the Women's business is rebounding, so we expect that to help us in the first-half into the second-half. And then, of course, digital. We are expecting in the front-half that there will continue to be pressure on our stores. We do hope, anticipate that stimulus does that that gets passed because we do know that that will help us like it will help many, and families have been under a lot of pressure this year, so if that helps the gap until we get to normalcy, we are very much in favor of that.

And then we are anticipating and I think there's been lots published on this, but in the back-half of the year, some normalcy will begin to return as vaccines are more widely distributed and the economy opens up, and you've seen folks like [ph] NRF (00:45:10), et cetera, publish their numbers.

I think for us on the back-half, those same drivers from the front-half continue. We would expect our stores to accelerate as people feel safer getting out of their homes, and I actually do believe that with so much time spent in their homes, working from home, et cetera, that there will be a lot of opportunity for customers not only to be shopping in stores, but buying the kinds of things we sell, notably apparel, footwear, soon to be beauty as they return to a normal life, going back to work, traveling, and the like.

I think that the factors that have heightened during the pandemic like convenience play to our strengths given our off-mall position. I think consumers will continue to like curbside offerings, that type of thing, so that doesn't go away. But like I said, again, we'll expect that they'll be wanting to come in the store probably a bit more than in the pandemic.

And then the last thing for us, surely in the back-half is the start of the rollout of Sephora, and I was just talking about that, very big deal starting in 200 doors, but the big flip also in digital going completely Sephora on August 1, we see a, as do they, a tremendous opportunity to kind of lean into our collective strength from an omni-channel standpoint.

So yeah, so all of that leads us to have confidence in our guide and why we did put out from a top line standpoint mid-teens and then with our profitability strengthening from the 4.5% to 5% on our journey to get to 7% to 8%.

Mark R. Altschwager Analyst, Robert W. Baird & Co., Inc.	Q

That's great color. Thank you. Just a quick follow-up. Any help on how to think through the gross margin implications as stores potentially recapture some share this year?

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

Jill Timm Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.	A

So obviously with stores, they are a more profitable channels because we don't have the cost of shipping, but I would say in context to the 4.5% to 5%, we've taken into account the benefits from gross margin as well as the efficiencies from an SG&A perspective, so we'll continue to drive productivity in our stores as we open them.

I think we've learned a lot through COVID such as we mentioned localized hours, and that will continue to persist for the remainder of time just because we know we don't have to be open as widely as we were pre-pandemic. So I would say obviously that would be a benefit to us as the stores do open up. We have to utilize them tremendously from a fulfillment perspective and they fulfilled about 40% of our digital sales this year, so really using them in a different way.

And then as the stores opened they lapped the closures from last year and we can see the consumer getting more comfortable coming into the store obviously, that'll help offset some of the heightened digital penetration as you saw digital at 40% of sales. This year we would expect that to come down slightly just given the stores performing better than what we had seen in 2020 due to closures.

Michelle D. Gass Chief Executive Officer & Director, Kohl's Corp.	A

Hey, Mark, I would just add one thing. You asked me about store closures and the opportunity there as well. We feel like we're really well-positioned. I mean, we have historically gained market share especially from the department store sector, I'd say, in particular as the industry was going through so much change and we look at the last few years and when stores and concepts like Bon-Ton and the like did close down, we got a benefit there.

But I think the opportunity for us is really what's ahead. And it's the transformation that we have underway in the product portfolio, the brand portfolio, and the health of our store base. We've shared with you in the past a stat on how positive cash flow our stores are. We just updated that analysis looking at 2020, and even amidst the pandemic with pressures on the store and part of the year actually being closed, right, 7 up to 17 weeks, 95% of our stores were still cash flow positive.

So I think that just speaks to the health of our stores. And we cannot only take advantage of our store footprint but also the power of our omni-channel with as we've been talking about things like curbside and the like, and we're going to go after it. But it's those same strategies. It's getting new customers from Sephora. It's revitalizing our Women's business. It's driving even a stronger Active destination and the Home business too.

And then the last thing I would add is we continue to believe in our Amazon partnership, and as we shared in our remarks of new customers and we drove more new customers than just Amazon but with Amazon in particular, we can identify at least 2 million unique customers to Kohl's, brand new, a third of which are millennials. So I think we're really strongly positioned to capture market share in the years ahead.

Mark R. Altschwager Analyst, Robert W. Baird & Co., Inc.	Q

Great. Thanks, again.

Michelle D. Gass Chief Executive Officer & Director, Kohl's Corp.	A

Thanks, Mark.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

Operator: Your next question is from Paul Trussell with Deutsche Bank. Your line is open.

Paul Trussell Analyst, Deutsche Bank	Q

Good morning, and thank you for all the color. I wanted to continue the conversation you're having right now on the top line, Michelle. You announced the Sephora partnership a few months ago. Since that time, what have you learned? What has you excited since? And with Sephora, you mentioned how you expect that business to have a halo effect. Can you discuss your strategy to get that customer to truly shop the store? What specifically are the brands and the categories that you think that younger customer is going to be attracted to? And speaking of halo effects, to what extent have you seen the Amazon partnership being just that in-store?

Michelle D. Gass Chief Executive Officer & Director, Kohl's Corp.	A

Well, Paul, thank you for that question, and there's a few in there, so if I miss anything, I'll look over to my partner Jill here to fill in.

Well, first of all, as it relates to Sephora, I'd say the further we get into it, the more excited we get and the bigger opportunity that we see in front of us. It is unmistakably a game-changer for the company. I mean, it clearly will transform our Beauty business, but it's going to transform the entire customer experience, the store, the digital, and as you were just saying, bring in a new younger customer to Kohl's.

So starting with that, I'd say both parties, ourselves and Sephora, are working very closely, leadership, myself, CEO on their side, and as you might imagine a lot of people on multiple fronts, whether it's been the new brand acquisition, the build-out of the store, the build-out of the digital experience, leveraging our capabilities and personalization, the loyalty programs, and the like so that we come out with a transformational opportunity for both of us.

I mean, for them, it extends their reach dramatically, getting into off-mall locations, which we have seen, and that will continue to be really relevant to the customer. And then we get the global leader in beauty.

I'd say new developments since we initially announced that, I made the remark earlier, but this is going to be a true Sephora experience with more than 100 brands of names of the like which I mentioned, right? These are – Sephora does – they're the best at taking brands, discovering brands from around the world and bringing those to their customers and creating a lot of excitement, discovery, and differentiation, and several of these brands are unique to the Sephora experience. So we think that's going to be a very big deal.

And like I said, they've got a great expertise on not only finding those brands but how they go to market, so they are going to drive that. And the fact that we are going to create this 2,500 square foot store, the front of the store, the plans are coming together really, really well. We've shared our store list. That and then taking the opportunity to actually refresh the entire experience around that, right, so it's not like we just build Sephora and everything else stays the same. We are reflowing our categories to reflect our new strategy or evolved strategy around Active, Athleisure, casual, really clarifying our brands more narrow set of choices.

And then as it relates to the female customer, I mean, it'll attract the younger demographic but it'll attract a broad demographic, so I think we'll see customers again with the halo effect discovering all parts of our business, whether it's flagship brands that we've had for some time on the private side brands like Sonoma or our Lauren

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

Conrad, but then bringing in some of these new brands, just like yesterday we announced Calvin Klein and we've got a few more coming.

So all of this fits into and rolls up to our broad strategy to completely reinvent the brand portfolio, the customer experience both in our stores and online, and in doing so also enhance our profitability.

Jill Timm Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.	A

Yeah, and, Paul, I just wanted to remind you, we've done beauty a couple of times and we've talked about testing this and if you think back to the last beauty launch that we had, we did talk about the halo effect and we saw a 2% comp across the store. That was driven really by incremental trips, right? It's really the only replenishment item we have in our store, and I obviously think Sephora is much, much more transformational than anything that we've put in our store and the low customer overlap means it's not just about trips, it's about customer acquisition.

So as we bring them in, again, reminding you it's our sales. We get them involved with Kohl's loyalty as well as the Beauty Insider, and then they get introduced into this really new environment through the refresh program, through the active expansion. We do see that that could be much more compelling than just really that additional trip that we saw in our previous efforts around Beauty.

Paul Trussell Analyst, Deutsche Bank	Q

No, that's very helpful. Anything on the Amazon, what you're seeing from Amazon from a halo effect standpoint?

Michelle D. Gass Chief Executive Officer & Director, Kohl's Corp.	A

Sure. Yeah. No, absolutely. So as it relates to Amazon, we continue to be very pleased with the partnership. It is driving traffic. It is driving new customers. We did quantify to the best of our ability based on the data we have and their engagement in terms of transactions and the offer usage, but we think at least 2 million brand new to Kohl's.

I think we get really excited that a third of them are millennial customers. It's attracting the younger customers. And year-on-year, our conversion. So of the traffic coming in that's returning something from Amazon, the conversion is actually up year-on-year. So the teams are doing a great job as the traffic comes in converting. And so all of that net is leading to incrementality on the top line and incrementality on the profit side as well.

So we're going to continue to drive this partnership. I think both parties are really happy, and it's also probably just worth mentioning that as it relates to customer engagement, we get world-class results in terms of the experience that our customers, new and existing customers experience through this platform.

Jill Timm Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.	A

And the only thing I would add to that is the 2 million customers are in Q4, but it's the lifetime value of those customers. So we bring them in, we monitor the recurring trips from them, so that's really the benefit that continues to persist for us. So obviously, we're trying to give you more data points to the benefit of this program, and I just can never reiterate enough that it is accretive to earnings as well.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

Michelle D. Gass Chief Executive Officer & Director, Kohl's Corp.	A

Just to clarify, I think Jill said 2 million in the quarter. It's 2 million in the year.

Jill Timm Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.	A

The year. Sorry, my bad. 2 million across the year. But we did gain more new customers overall, especially in Q4 as we typically do, and a lot of those coming into our digital channel, right?

Paul Trussell Analyst, Deutsche Bank	Q

Thank you. And lastly, switching gears just over to the balance sheet, Jill, could you talk about cash priorities? And maybe even bigger picture how to think about the CapEx run rate through 2023 as you rollout and ramp up kind of Sephora [ph] in stores (00:57:20)?

Also, what are the metrics you'd be focused on that would lead you to ramp up share repurchases more than kind of what you've initially outlined here, right? And lastly, what's the overall philosophy that we should know in terms of monetizing real-estate and how you approach sale-leaseback that has been [ph] done before.(00:57:47)

Jill Timm Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.	A

Sure. So I think first and foremost, our capital-allocation priorities haven't changed. We're always taking our cash first to invest back in the business. This year it's about $550 million to $600 million. I do think that'll step up. Obviously, next year we're going to do more Sephora stores. Historically, we spent about $700 million a year. I think the pivot in our CapEx this year is going to be, it's much more store driven. A little over half will be stores. It includes the Sephora rollout, the refresh program, the brand launches, the active expansion, and then obviously just normal store maintenance as well.

You're going to see tech will be down from historic levels, so we obviously have made a big investment in our technology and now we're at a place where we're actually leveraging that to really drive the strategic initiatives that we outlined today. So that's first.

Second has been the dividend. So since we reinstated the dividend, we've increased it 10% a year. We just reinstated it with 25% this quarter and we'll continue to look at sustaining and growing that dividend over time.

And so then the balance has really been in that share repurchase program and so as we look at what our cash generation is and we generated typically about $1 billion of free cash flow and we really put that back into the shareholders. From 2017 to 2019, we've returned to shareholders $2.4 billion evenly through the share repurchase program and the dividend.

This year, of course as we were in the pandemic, we did place more debt. We are obviously looking to preserve as much cash as possible especially when our stores were closed, so we'll come back now and really look at optimizing our leverage profile and doing some debt repurchases to get ourselves back into the right range from a leverage ratio perspective and maintaining that investment-grade rating.

So as we move forward and we continue to generate cash, I think you can look back at history, we will return it, but we're going to return it thoughtfully both through the dividend and the share repurchase program.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

And then in terms of the sale leaseback, obviously we look at what our cost of capital is and the most efficient means for us to get financing. During the pandemic you saw we did, we did leverage some of our real-estate because we were able to do that at a more efficient rate than we could place debt in the market. If you look at the debt rates today if we go out into the capital market with our investment-grade rating, we think we can find the cost of capital to be a little less if we needed that cash.

Obviously, we have $2.3 billion of cash on our balance sheet as we end the year. We generate a lot of cash flow, so it's not a place that we find a strong need to go out and have to place additional debt and we do see our assets paying for it. As Michelle mentioned, our stores are incredibly productive. Even within the pandemic, 95% of them were still cash flow positive and the vast majority of those were still over $1 million. So I think we're leveraging that asset to really generate cash to bring it back out to our shareholder.

Paul Trussell Analyst, Deutsche Bank	Q

Thanks so much. Best of luck.

Michelle D. Gass Chief Executive Officer & Director, Kohl's Corp.	A

Thank you.

Jill Timm Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.	A

Thank you.

Operator: Your next question is from Paul Lejuez with Citigroup. Your line is open.

Tracy Kogan Analyst, Citigroup Global Markets, Inc.	Q

Thanks. It's Tracy filling in for Paul. Jill, you mentioned earlier the standard-to-small strategy and rolling out more of those this year, and I was wondering how it's going with your partnerships with the grocery stores and the fitness centers, how those are doing, and if you anticipate doing any more of those this year? Thanks.

Jill Timm Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.	A

Hey, Tracy. So I think we continue to innovate as a company, and I think right sizes is one of those innovations that we've been testing. So as we look at our store fleets, we've talked about do we have the right square footage and can we utilize that square footage differently?

Obviously Sephora is a big partner, so taking on some square footage which we think will be highly productive. So right sizes was a way for us to right size our store and see can we drive more traffic into the center and capitalize on that through these partnerships. With one of them being Planet Fitness and obviously the other being Aldi, during the pandemic, it was really hard for us to get a great read on how successful some of these would be. What I would say is we continue to test and monitor and really edit even how our store closes in some of those markets to see can this work.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

We have done you've probably seen some right-sizes with Amazon as well, so I would just say this is still a big test, but it's in the spirit of the innovation. And some of these tests will work and some won't. And this one's going to just be a little bit longer in terms of how long it lasts. I think this is still in less than 20 stores, so I don't want to overstate the impact of this, but I think it's a way for us to continue to optimize the real estate that we have.

Tracy Kogan Analyst, Citigroup Global Markets, Inc.	Q

Thank you, guys.

Operator: Your last question is from Stephanie Wissink with Jefferies. Your line is open.

Stephanie Wissink Analyst, Jefferies LLC	Q

Thank you. Good morning, everyone. Two really quick questions. So first, Michelle, is just on the inventory rebuild or the restock. Help us think through your goals in terms of turns but also your power four categories. Are you planning to kind of build back in an over indexed way on some of those categories you hope to see over indexed in your sales? So that's question one.

And then question two, I think this is back to an earlier question, but just wanted to clarify on the wage rate inflation that you're anticipating in your operating margin guidance for the year, are you assuming the standard minimum goes up either elected or based on policy that we go to a $15 minimum? Thank you.

Michelle D. Gass Chief Executive Officer & Director, Kohl's Corp.	A

Sure. Thanks, Steph. So I'll start with the first one in terms of inventory. So as you know, our inventory was down quite significantly as we ended the quarter and down significantly more than our sales. And what we like about that is the inventory turn and we're baking that into a key metric as we look forward. So as Jill mentioned, we were at a 10-year high for the fourth quarter. I would say that it's a little tighter in certain pockets than we wanted, notably in those areas that did really well like Home and Active.

So to your point, as we rebuild back, we will especially rebuild back in the Active categories, in the Home categories. We have fantastic relationships with our brand partners, so they are doing everything they can to support us.

But I will tell you even as we chase, we are going to maintain this discipline and that our sales will run ahead of our inventory levels, and there's no question about that. We've put out the goal to get to a 4x from an inventory turn, and we're on our way and our chief merchants and Jill and others, I mean, everybody is completely aligned and focused to make sure that we hit that goal and hopefully exceed it because we know there's a lot of good with that. I mean, it drives fresher product, it's better for our margins, and, yeah, it's a win-win all around.

And then your next question I'll hand over to Jill.

Jill Timm Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.	A

Yeah, good morning, Steph. So on wage rate, what we had said is we assumed a historical wage rate inflation which for us has been in that 5% to 6% range within all of the estimates that we had given. But I will tell you is first

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

we're above $15 in our fulfillment centers and second we actually have an average hourly rate for our full-timers in our stores that averages $15. So we are making progress into that.

We every year are making those adjustments, but we don't take a blanket approach. So if it would come out legislatively we'd obviously adjust accordingly. We do that today. We take a market-by-market approach in how we look at it based on turn, based on competitive pressures. That's really worked for us in the past. Obviously, we've also gotten a lot of credit for how we staff our stores, the overall culture for Kohl's, and that's really kept us having a lot of nice tenured people in our stores as well. So we'll continue to watch the wage rate inflation, but I think those are a couple of facts that help me get comfortable with where we're moving.

Stephanie Wissink Analyst, Jefferies LLC	Q

Great.

Jill Timm Senior Executive Vice President and Chief Financial Officer, Kohl's Corp.	A

Great.

Stephanie Wissink Analyst, Jefferies LLC	Q

Thank you.

Michelle D. Gass Chief Executive Officer & Director, Kohl's Corp.	A

Thank you, Steph.

Michelle D. Gass Chief Executive Officer & Director, Kohl's Corp.

Thank you to everyone listening on the call today. We look forward to speaking with you in May.

Operator: This concludes today's conference call. You may now disconnect.

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Kohl’s Corp. (KSS) Q4 2020 Earnings Call	Corrected Transcript 02-Mar-2021

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